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                                         CONTACT:  Stephanie K. Marrus
                                                   V.P., Corporate Development
                                                   Creative BioMolecules, Inc.
                                                   (508) 435-9001


For Immediate Release
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                CREATIVE BIOMOLECULES APPOINTS THOMAS J. FACKLAM
                 VICE PRESIDENT, PRODUCT DEVELOPMENT AND QUALITY


HOPKINTON, MASS., JUNE 3, 1996. Thomas J. Facklam, Ph.D., has joined Creative BioMolecules, Inc. (Nasdaq:CBMI) as Vice President, Product Development and Quality, the Company announced today. Dr. Facklam joins the Company from R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, where he was Senior Director of International Project Management and Clinical Research with project management responsibility for drugs under development outside the United States. Prior to that, he served as Vice President, Biotechnology and Corporate Vice President, Drug Development for Ares-Serono, with responsibility for worldwide drug development activities from discovery through manufacturing.

"Tom brings a wealth of experience in managing large commercial projects with pharmaceutical company discipline. His project management skills are essential for Creative as we continue the final phase in our pivotal clinical trial in orthopedic reconstruction and move ahead in our promising preclinical programs in renal disorders and other indications," said Michael M. Tarnow, President and Chief Executive Officer of Creative BioMolecules. "The addition of Tom to our team gives us depth in our scientific and manufacturing management."

Dr. Facklam has twenty years of experience in the pharmaceutical industry both in the United States and Europe. He holds a Ph.D. in Biochemistry/Molecular Biology from Ohio State University and a B.S. in Biochemistry from Cornell University.

Creative BioMolecules is a discovery and development company focused on proprietary therapeutics for human tissue regeneration and restoration. The Company's therapeutics are based on proteins that act as signals in initiating and regulating the cellular events involved in tissue and organ formation.












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